EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
INDEPENDENT AUDITORS' REPORT

To the Board of Managers and Officers and Members of Lazard Alternative Strategies Fund, L.L.C.

In planning and performing our audit of the financial statements of Lazard Alternative Strategies Fund, LLC (the "Fund") for the year ended December 31, 2001 (on which we have issued our report dated February 15, 2002), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatments caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management, the Board of Managers and Officers and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
New York, New York
February 15, 2002


EXHIBIT B:
LAZARD ALTERNATIVE STRATEGIES FUND, L.L.C.
CONSENT OF SOLE HOLDER OF INTERESTS
Pursuant to the provisions of Section 3.3(c) of the Limited Liability Company Agreement (the "Company Agreement") of Lazard Alternative Strategies Fund, L.L.C., a Delaware limited liability company (the "Company"), the undersigned, being the sole holder of interests, hereby consents to take the following actions without a meeting, effective as of July 26, 2001:

RESOLVED, that, in accordance with the requirements of Sec. 2.6(a) of the Company Agreement, Lawrence Kudlow,
Leon Pollack and Michael Rome hereby are elected to serve as the Managers on the Board of Managers of the Company; and they shall continue to serve in such capacity, until their withdrawal or removal in accordance with the terms of the Company Agreement, for terms of indefinite duration and until their successors are duly appointed and, if required, elected by the members.

RESOLVED, that (i) the Investment Advisory Agreement pursuant to which Lazard Alternatives, LLC (the
"Investment Adviser") will serve as the investment adviser to the Company in accordance with Section 15 of the Investment Company Act of 1940, as amended, and
(ii) the provisions of the Investment Advisory
Agreement and the Company Agreement pursuant to which the Investment Adviser will be entitled to receive an incentive allocation in accordance with the terms of the Company Agreement, are each hereby approved.

IN WITNESS WHEREOF, the undersigned has caused this consent to be duly executed.

Lazard Alternative Strategies
Holdings, LLC, as Organizational Member

/s/ Michael S. Rome
By: Michael S. Rome
Title: Managing Member